Exhibit 10.1

DIONICS, INC.

65 Rushmore Street

Westbury, New York 11590

May 3, 2012

Shangrao Bai Hua Zhou Industrial Co., Ltd.

No. 8 Xin Yang Road

Shangrao City, Jiangxi Province, China

Ladies and Gentlemen:

Reference is hereby made to the Share Exchange Agreement (the “Agreement”) dated as of January 30, 2012, by and among Dionics, Inc, a Delaware corporation (“Dionics”), Shangrao Bai Hua Zhou Industrial Co., Ltd., a company incorporated in the People’s Republic of China (the “Company”), and the shareholders of the Company (the “Shareholders”).

Under terms of Section 4.03 and Section 8.01(b) of the Agreement, the Closing or the Closing Date is to occur on or before such date which is ninety (90) days from the execution of the Agreement.  Notwithstanding anything to the contrary contained in the Agreement, the parties hereto hereby agree to amend the Agreement and extend the Closing or the Closing Date to on or before June 30, 2012.

Except to the extent specifically modified herein, all terms and provisions of the Agreement shall continue in full force and effect.  This letter may be executed in one or more counterparts, each of which, when so executed, shall constitute an original and all of which shall constitute one instrument and be deemed effective on the date this letter is fully executed by the parties.  The counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

If the foregoing meets with your approval, please indicate your acceptance of the terms set forth in this letter by signing in the space provided below.

Sincerely yours,

DIONICS, INC.

/s/ Bernard L. Kravitz

Bernard L. Kravitz

President

AGREED TO AND ACCEPTED

THIS 3rd DAY OF MAY, 2012

Shangrao Bai Hua Zhou Industrial Co., Ltd.

By:

/s/ Xiao Ling Li

Xiao Ling Li, Chairman

Shareholders:

Xiao Ling Li

Xiao Ling Li